EXHIBIT 8.1

As of: May 30, 2023

AMERICAS GOLD AND SILVER CORPORATION

Company Name	Jurisdiction	Other State/ Provincial Listings
Americas Gold and Silver Corporation (formerly: Americas Silver Corporation) (name change as of September 3, 2019)	Canada	N/A
4246136 Canada Inc.	Canada	N/A
Bald Butte Ltd.	Canada	Business Registration in Manitoba dissolved June 2013
Blackjack Gold Corporation	Nevada (EO298792016-2)	N/A
Drumlummon ULC (Previously Drumlummon Ltd.)	Alberta	Montana (Corp.# F060638)
Drumlummon Gold Corp.	Delaware (483528)	Montana (Corp.# F060015)
Drumlummon U.S. Ltd.	Delaware (5080741)	Montana (F064552)
Gold Acquisition Corp.	Nevada (E0464462011-1)	Colorado (20191571586)
Marysville Mining and Milling LLC	Montana (C186575)	N/A
Platte River Gold Inc.	Yukon	N/A
Pershing Gold Corporation	Nevada (E0545322007-7)	Colorado (20121117480)
Pershing Royalty Corporation	Delaware	N/A
RX Gold & Silver Inc.	Ontario	Montana (Corp.# F052197)
RX Mining Corp.	Canada	N/A
Scorpio Holding One Limited	British Virgin Islands	N/A
Scorpio Holding Two Limited	British Virgin Islands	N/A
U.S. Silver Corporation	Canada	N/A
U.S. Silver & Gold Inc.	Ontario	N/A
US Silver – Idaho Inc.	Delaware (Business# 2435184)	Idaho (C-132978)
USSG L.P.	Delaware	N/A
USSG Cayman Ltd.	Cayman Islands	N/A
United States Silver, Inc.	Delaware (Business# 4139113)	Idaho (C-166983)

MEXICO

Company Name	Jurisdiction	Other State/ Provincial Listings
Minera Platte River Gold S. de R.L. de C.V.	Mexico	N/A
Minera Cayeros S. de R.L. de C.V.	Mexico (dormant)	N/A
Servicios Especializados en Minas S.A. de C.V.	Mexico	N/A
Triturados Mineros del Noroeste S.A. de C.V.	Mexico	N/A
Servicos Generales en Mineria S.A. de C.V.	Mexico	N/A
Minera Cosala S.A. de C.V.	Mexico	N/A